SECURITIES AND EXCHANGE COMMISSION


                            WASHINGTON, D.C.  20549

                                   FORM 8-K

                                CURRENT REPORT

                      Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934


Date of Report (Date of earliest event reported) June 22, 1995
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                  NEW ENGLAND INVESTMENT COMPANIES, L.P.
______________________________________________________________
        (Exact name of Registrant as specified in its charter)


   Delaware             1-9468                       13-3405992
_______________________________________________________________
  (State or other     (Commission              (I.R.S. Employer
  jurisdiction of     File Number)          Identification No.)
  incorporation)


       399 Boylston Street, Boston, Massachusetts         02116
_______________________________________________________________
    (Address of principal executive offices)         (Zip Code)

Registrant's telephone number, including area code 617) 578-3500
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Item 5.  Other Events
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New England Investment Companies, L.P. (NEIC) signed an agreement on June 22, 1995 to acquire the assets and certain liabilities of Harris Associates, L.P. (Harris), a Chicago-based investment management company with more than $6 billion in assets under management.

Founded in 1976, Harris is the investment advisor for the $3 billion Oakmark Fund Group. It also has developed highly successful institutional, private client and multi-manager product lines that have grown to approximately $3 billion in assets under management. Harris has annual revenues of approximately $60 million. The current management team at Harris will continue to operate out of its Chicago office and will retain its investment independence. Harris is currently a privately held partnership.

Under the agreement, NEIC will purchase the assets and certain liabilities of Harris for $175 million at the closing, payable in a combination of cash and newly issued L.P.units, the proportions to be determined under an election formula. Such election will be made by the partners of Harris upon completion of the transaction. The entire purchase price may be paid in cash, depending upon the election of the Harris partners at that time, and is expected to be funded by a combination of bank and privately placed long term debt financing. For purposes of the election, the L.P. units will be valued at the average of $16 and a unit price which is the average market value of the units for 20 consecutive trading days beginning on July 22, 1995, provided that the value will be no less than $16 and no more than $19. NEIC will make an additional payment in early 1997, also in cash and units pursuant to a further election by the partners of Harris, as a purchase price adjustment based upon the performance of Harris' business in 1996. The additional payment is expected to be $37 million based on projected 1995 revenues which are the measuring point for the additional payment. For purposes of the 1997 election, the L.P. units will be valued at the average market value of the units for the first 20 trading days of 1997. The acquisition will be accounted for under the purchase method of accounting and will result in the recording of approximately all of the consideration as intangible assets for financial reporting purposes. The purchase price is based on a multiple of
8.75 times the share of cash flow of Harris which will accrue to NEIC. NEIC's share of cash flow will be a percentage of revenues earned by Harris without deduction for expenses. The closing of the transaction is subject to the fulfillment of certain conditions including the approval of the shareholders of the mutual funds advised by Harris.

Item 7.  Financial Statements and Exhibits
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Press release dated June 23, 1995.




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SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.




                              New England Investment Companies, L.P.

Date:    June 23, 1995                    By:         G. Neal Ryland
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                                                      G. Neal Ryland
                                           Executive Vice President,
                                         Chief Financial Officer and
                                            Chief Accounting Officer










































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